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                                                                      EXHIBIT 12


              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                        1988            1989           1990            1991          1992          1993
Earnings:                              -------         -------        -------         -------       -------       -------
  Pre-tax earnings                     277,869         324,082        352,510         380,757       417,870        441,406

  Fixed charges and preferred
     stock dividends                    57,895          62,896         65,053          70,895        67,808         75,819
  Less:  interest capitalized
     included above                     (2,341)           (667)        (5,919)         (9,065)       (4,323)        (1,011)
                                       -------         -------        -------         -------       -------        -------
  Earnings before fixed charges        333,423         386,311        411,644         442,587       481,355        516,214
                                       =======         =======        =======         =======       =======        =======

Fixed charges and preferred stock dividends:
  Interest expense                      40,820          48,149         46,249          50,212        55,661         67,261

  Capitalized interest                   2,341             667          9,657          16,799        20,373         10,480
  Less:  imputed capitalized interest*       0               0          3,738           7,734        16,050          9,469
                                       -------         -------        -------         -------       -------        -------
  Adjusted capitalized interest          2,341             667          5,919           9,065         4,323          1,011

  Adjusted preferred dividends          11,966          11,353         10,405           9,121         5,113          5,035

  Estimated interest factor of
    rental expense                       2,768           2,727          2,480           2,497         2,711          2,512
                                       -------         -------        -------         -------       -------        -------
    Total fixed charges                 57,895          62,896         65,053          70,895        67,808         75,819
                                       =======         =======        =======         =======       =======        =======

Ratio of earnings to fixed charges         5.8             6.1            6.3             6.2           7.1            6.8
  and preferred stock dividends

Earnings before fixed charges          333,423         386,311        411,644         442,587       481,355        516,214
  Interest credited for deposit
    products                            35,403          44,362         57,937          74,613        77,673         76,249
                                       -------         -------        -------         -------       -------        -------
Adjusted earnings before fixed charges 368,826         430,673        469,581         517,200       559,028        592,463
                                       =======         =======        =======         =======       =======        =======

Fixed charges                           57,895          62,896         65,053          70,895        67,808         75,819
  Interest credited for deposit
    products                            35,403          44,362         57,937          74,613        77,673         76,249
                                       -------         -------        -------         -------       -------        -------
Adjusted fixed charges                  93,298         107,258        122,990         145,508       145,481        152,068
                                       =======         =======        =======         =======       =======        =======
Ratio of earnings to fixed charges
  and preferred stock dividends
  including interest credited on
  deposit products as a fixed charge       4.0             4.0            3.8             3.6           3.8           3.9
                                       =======         =======        =======         =======       =======       =======

Rental expense                           8,388           8,264          7,516           7,567         8,216         7,611

Estimated interest factor
  of rental expense (33%)                2,768           2,727          2,480           2,497         2,711         2,512

Interest credited on deposit products   35,403          44,362         57,937          74,613        77,673        76,249

Preferred dividends                      8,000           7,667          6,898           6,116         3,453         3,289
Tax rate**                                33.1%           32.5%          33.7%           32.9%         32.5%         34.7%
Adjusted (pretax) preferred dividends   11,966          11,353         10,405           9,121         5,113         5,035
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* Capitalized interest in accordance with SFAS 34 which did not reduce interest expense

**Percentage computed from tax provision as a percentage of pretax earnings